NS Servicing II, LLC

590 Madison Avenue, 34th Floor

New York, New York 10022

Management's Report on Assessment of Compliance with Regulation AB Criteria

1.        NS Servicing II, LLC (“NS”) is responsible for assessing compliance with the applicable servicing criteria set forth in Item 1122 (d) of Regulation AB of the Securities and Exchange Commission NS has assessed the NS's compliance with the applicable servicing criteria for the year ended 12/31/17 (“Reporting Period”). The transactions covered by this report include commercial mortgage loans included in a commercial mortgage-backed security or other securitization transaction, for which NS is named Special Servicer and is required to comply with Regulation AB or Uniform Single Attestation Program reporting (the “Platform”). Appendix A sets forth such transactions covered by this assertion.

2.        NS has engaged vendors, which are not considered to be a “servicer” as defined in Item 1101(j) of Regulation AB (the “Vendors”), to perform specific, limited or scripted activities, and NS elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria 1122(d)(4)(vi) and (vii) which are the only criteria applicable to such Vendors' activities. NS has policies and procedures in place to provide reasonable assurance that the Vendors' activities comply in all material respects with the servicing criteria or portion of the servicing criteria applicable to such Vendors.

3.        NS has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria for the Reporting Period with respect to the Platform taken as a whole.

4.        NS has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria for the Reporting Period with respect to the Platform taken as a whole.

5.        Except as set forth in paragraph 6 below, NS used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria. Servicing criterion 1122(d)(1)(v) is applicable to the activities NS performs with respect to the Platform for all transactions in the Platform, including those issued on or before November 23, 2015 for which compliance was previously assessed under other servicing criteria in accordance with the SEC Division of Corporation Finance's Manual of Publicly Available Interpretations on Regulation AB and Related Rules, Interpretation 11.03, as applicable, as of and for the twelve months ended 12/31/17; provided further that NS has determined that servicing criterion 1122(d)(1)(v) is applicable only to the activities NS performs related to the mathematically accurate aggregation of information and the accurate conveyance of such information to other servicers and within reports to investors.

6.        In making this assessment, NS is excluding the criteria set forth in Item 1122 (d)(1)(iii); (d)(2)(ii); (d)(3)(ii), (iii) and (iv); (d)(4)(ii), (v), (ix), (x), (xi), (xii), (xiii), (xiv) and (xv) of Regulation AB which NS has concluded are not applicable to the activities it performs. NS has determined that servicing criterion 1122(d)(3)(i) is applicable to the activities NS performs with respect to the Platform only as it relates to our obligation to report to the certificate administrator or other parties in accordance with the transaction agreement.

7.        With respect to applicable servicing criterion 1122(d)(2)(iii) and 1122(d)(4)(iii), NS has determined that there were no activities performed during the year ended 12/31/17 with respect to the Platform, because there were no occurrences of events that would require NS to perform such activities.

8.        NS has complied in all material respects with the applicable servicing criteria for the Reporting Period with respect to the Platform taken as a whole.

9.        Crowe Horwath LLP, an independent registered public accounting firm, has issued an attestation report on NS' assessment of compliance with the applicable servicing criteria for the Reporting Period.

March 9, 2018

NS Servicing II, LLC

By: Colony Capital Operating Company, LLC, as sole member of Colony Capital OP Subsidiary, LLC, as sole member of Colony Capital Investment Holdco, LLC, as sole member of NorthStar Asset

Management Group, LLC, its Member

/s/ Scott Freeman

Scott Freeman

Vice President

Appendix A

Management's Report on Assessment of Compliance with Regulation AB Criteria

DBUBS 2011-LC2

MSBAM 2013-C8

NORTHSTAR 2016-1